Exhibit 23.8

CONSENT OF DEAN DAVID

Reference is made to the Annual Report on Form 40-F (the “40-F”) of Ivanhoe Mines Ltd. (the “Company”) filed with the United States Securities and Exchange Commission on April 2, 2007, pursuant to the Securities Exchange Act of 1934, as amended.

I hereby consent to the use of and reference to my name as a Qualified Person for the Oyu Tolgoi Technical Report dated March 2007, under the heading “Item 3: Description of the Business – Oyu Tolgoi Copper and Gold Project” in the Company’s Annual Information Form for the year ended December 31, 2006, dated March 30, 2007, and in the 40-F, which are incorporated by reference into the registration statement on Form S-8 (File Nos. 333-113048, 333-128205 and 333-135595) of Ivanhoe Mines Ltd.

DEAN DAVID
/s/ Dean David
Title: Process Consultant
Company: GRO Minproc

Dated: May 31, 2007